Exhibit 12B
                                                                     Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                   Three Months Ended
                                                March 31,          March 31,
                                                  1999                1998
                                              ----------          ---------


OPERATING REVENUES                              $516,889           $472,334
                                                 -------            -------

OPERATING EXPENSES                               403,762            362,016
  Interest portion of rentals (A)                  2,464              2,764
                                                 -------            -------
        Net expense                              401,298            359,252
                                                 -------            -------

OTHER INCOME:
   Allowance for funds used
    during construction                              286                758
   Other income, net                               3,019              2,265
                                                 -------            -------
        Total other income                         3,305              3,023
                                                 -------            -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                        $118,896           $116,105
                                                 =======            =======

FIXED CHARGES:
   Interest on funded indebtedness              $ 21,806           $ 21,792
   Other interest (B)                              4,254              5,204
   Interest portion of rentals (A)                 2,464              2,764
                                                 -------            -------
        Total fixed charges                     $ 28,524           $ 29,760
                                                 =======            =======

RATIO OF EARNINGS TO FIXED CHARGES                  4.17               3.90
                                                    ====               ====

Preferred stock dividend requirement            $  2,432           $  2,738
Ratio of income before provision for
  income taxes to net income (C)                   168.3%             163.5%
                                                 -------            -------
Preferred stock dividend requirement
  on a pretax basis                                4,093              4,477
Fixed charges, as above                           28,524             29,760
                                                 -------            -------
        Total fixed charges and
          preferred stock dividends             $ 32,617           $ 34,237
                                                 =======            =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                     3.65               3.39
                                                    ====               ====

                                                                     Exhibit 12B
                                                                     Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED






NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $2,675 for the three month periods ended March 31, 1999 and 1998, respectively.

(C) Represents income before provision for income taxes of $90,372 and $86,345 for the three month periods ended March 31, 1999 and 1998, respectively, divided by net income of $53,697 and $52,816, respectively for the same periods.